File No. 33-08214

811-04813

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 [X]

 Pre-Effective Amendment No.  [__]

 Post-Effective Amendment No. 197  [X]

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 [X]

 Amendment No. 197  [X]

(Check appropriate box or boxes.)

Dreyfus Investment Funds

(Exact Name of Registrant as Specified in Charter)

c/o The Dreyfus Corporation

200 Park Avenue, New York, New York 10166

(Address of Principal Executive Offices) (Zip Code)

 Registrant's Telephone Number, including Area Code: (212) 922-6400

Bennett A. MacDougall, Esq.

200 Park Avenue

New York, New York 10166

(Name and Address of Agent for Service)

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

Explanatory Note

This Post-Effective Amendment consists of the following:

1. Facing Sheet of the Registration Statement.

2. Part C to the Registration Statement (including signature page).

3. Exhibit (n)(1) to Item 28 to the Registration Statement.

This Post-Effective Amendment is being filed solely to include a revised Investment Advisory Agreement as Exhibit (n)(1), a revised 18F-3 Plan to Item 28 to this Registration Statement on Form N-1A.

With respect to Dreyfus Diversified Emerging Markets Fund, Dreyfus/Newton International Equity Fund, Dreyfus Tax Sensitive Total Return Bond Fund, Dreyfus/The Boston Company Small Cap Growth Fund,

and Dreyfus/The Boston Company Small Cap Value Fund, Part A of Post-Effective Amendment No. 187 to the Registration Statement on Form N-1A was filed on January 27, 2017 pursuant to Rule 485(b) under the Securities Act of 1933, as amended, and is incorporated by reference herein;

With respect to Dreyfus/Standish Global Fixed Income Fund, Part A of Post-Effective Amendment No. 189 to the Registration Statement on Form N-1A was filed on March 28, 2017 pursuant to Rule 485(b) under the Securities Act of 1933, as amended, and is incorporated by reference herein;

With respect to Dreyfus/The Boston Company Small/Mid Cap Growth Fund, Part A of Post-Effective Amendment No. 195 to the Registration Statement on Form N-1A was filed on August 31, 2017 pursuant to Rule 485(b) under the Securities Act of 1933, as amended, and is incorporated by reference herein;

With respect to Class T prospectuses for Dreyfus Diversified Emerging Markets Fund, Dreyfus/Newton International Equity Fund, Dreyfus/Standish Global Fixed Income Fund, Dreyfus Tax Sensitive Total Return Bond Fund, Dreyfus/The Boston Company Small/Mid Cap Growth Fund, Dreyfus/The Boston Company Small Cap Growth Fund and Dreyfus/The Boston Company Small Cap Value Fund, Part A of Post-Effective Amendment No. 189 to the Registration Statement of Form N-1A was filed on March 28, 2017 pursuant to Rule 485(b) under the Securities Act of 1933, as amended, and is incorporated by reference herein; and

The Statement of Additional Information for the Registrant was filed on September 29, 2017 pursuant to Rule 497e under the Securities Act of 1933, as amended, and is incorporated by reference herein.

Dreyfus Investment Funds

PART C

OTHER INFORMATION

Item 28. Exhibits.

(a)(1) Amended and Restated Agreement and Declaration of Trust dated October 27, 2011 is incorporated by reference to Exhibit (a)(1) of Post-Effective Amendment No. 153 to the Registration Statement on Form N-1A, filed on January 27, 2012 ("Post-Effective Amendment No. 153").

(a)(2) Certificate of Designation dated October 25, 2012 is incorporated by reference to Exhibit (a)(2) of Post-Effective Amendment No. 158 to the Registration Statement on Form N-1A, filed on January 28, 2013 ("Post-Effective Amendment No. 158").

(a)(3) Certificate of Designation dated May 8, 2013 (adding Class Y Shares of Dreyfus/Newton International Equity Fund, Dreyfus/Standish Global Fixed Income Fund, Dreyfus Tax Sensitive Total Return Bond Fund (formerly Dreyfus/Standish Intermediate Tax-Exempt Bond Fund), Dreyfus/The Boston Company Small/Mid Cap Growth Fund and Dreyfus/The Boston Company Small Cap Growth Fund) is incorporated by reference to Exhibit (a)(3) of Post-Effective Amendment No. 166 to the Registration Statement on Form N-1A, filed on December 31, 2013.

(a)(4) Certificate of Amendment dated January 23, 2014 (changing the name of Dreyfus/The Boston Company Emerging Markets Core Equity Fund to Dreyfus Diversified Emerging Markets Fund) is incorporated by reference to Exhibit (a)(5) of Post-Effective Amendment No. 167 to the Registration Statement on Form N-1A, filed on January 28, 2014 ("Post-Effective Amendment No. 167").

(a)(5)  Certificate of Designation dated January 15, 2014 (adding Class Y Shares of Dreyfus Diversified Emerging Markets Fund), is incorporated by reference to Exhibit (a)(4) of Post-Effective Amendment No. 167.

(a)(6) Certificate of Amendment dated February 14, 2014 (changing the name of Dreyfus/Standish Intermediate Tax Exempt Bond Fund to Dreyfus Tax Sensitive Total Return Bond Fund) is incorporated by reference to Exhibit (a)(6) of Post-Effective Amendment No. 170 to the Registration Statement on Form N-1A, filed on February 21, 2014 ("Post-Effective Amendment No. 170").

(a)(7) Certificate of Amendment dated June 23, 2016 (adding Class C and Class Y Shares of Dreyfus/The Boston Company Small Cap Value Fund) is incorporated by reference to Exhibit (a)(7) of Post-Effective Amendment No. 185 to the Registration Statement on Form N-1A, filed on August 22, 2016 ("Post-Effective Amendment No. 185").

(a)(8) Certificate of Amendment dated March 7, 2017 (adding Class T Shares of Dreyfus Diversified Emerging Markets Fund, Dreyfus/Newton International Equity Fund, Dreyfus/Standish Global Fixed Income Fund, Dreyfus Tax Sensitive Total Return Bond Fund, Dreyfus/The Boston Company Small Cap Value Fund and Dreyfus/The Boston Company Small/Mid Cap Growth Fund) is incorporated by reference to Exhibit (a)(8) of Post-Effective Amendment No. 189 to the Registration Statement on Form N-1A, filed on March 28, 2017 ("Post-Effective Amendment No. 189").

(a)(9) Certificate of Amendment (adding Class Z shares of Dreyfus/The Boston Company Small/Mid Cap Growth Fund) is incorporated by reference to Exhibit (a)(9) of Post-Effective Amendment No. 195 to the Registration Statement on Form N-1A, filed on August 31, 2017 ("Post-Effective Amendment No. 195").

(b)(1) Amended and Restated By-Laws dated July 1, 2011 is incorporated by reference to Exhibit (b)(1) of Post-Effective Amendment No. 152 to the Registration Statement on Form N-1A, filed on August 15, 2011.

(c) Not applicable.

(d)(1) Investment Advisory Agreement between the Registrant, on behalf of Dreyfus Tax Sensitive Total Return Bond Fund (formerly Dreyfus/Standish Intermediate Tax Exempt Bond Fund), and The Dreyfus Corporation, dated December 1, 2008, is incorporated by reference to Exhibit (d)(7) of Post-Effective Amendment No. 135 to the Registration Statement on Form N-1A, filed on February 24, 2009 ("Post-Effective Amendment No. 135").

(d)(2) Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/The Boston Company Small/Mid Cap Growth Fund, and The Dreyfus Corporation, dated December 1, 2008, is incorporated by reference to Exhibit (d) (9) of Post-Effective Amendment No. 135.

(d)(3) Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/Newton International Equity Fund, and The Dreyfus Corporation, dated December 1, 2008, is incorporated by reference to Exhibit (d) (27) of Post-Effective Amendment No. 133 to the Registration Statement on Form N-1A, filed on January 30, 2009 ("Post-Effective Amendment No. 133").

(d)(4) Investment Advisory Agreement between the Registrant, on behalf of Dreyfus Diversified Emerging Markets Fund (formerly, Dreyfus/The Boston Company Emerging Markets Core Equity Fund), and The Dreyfus Corporation, dated December 1, 2008, as amended October 31, 2013, as revised January 31, 2014, is incorporated by reference to Exhibit (d)(6) of Post-Effective Amendment No. 167.

(d)(5) Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/The Boston Company Small Cap Growth Fund, and The Dreyfus Corporation, dated December 1, 2008, is incorporated by reference to Exhibit (d) (35) of Post-Effective Amendment No. 135.

(d)(6)  Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/The Boston Company Small Cap Value Fund, and The Dreyfus Corporation is incorporated by reference to Exhibit (d) (36) of Post- Effective Amendment No. 135.

(d)(7) Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/Standish Global Fixed Income Fund, and The Dreyfus Corporation is incorporated by reference to Exhibit (d) of Post-Effective Amendment No. 140 to the Registration Statement on Form N-1A, filed on September 30, 2009.

(d)(8) Sub-Investment Advisory Agreement between The Dreyfus Corporation and Newton Capital Management Limited relating to Dreyfus/Newton International Equity Fund is incorporated by reference to Exhibit (d)(39) of Post-Effective Amendment No. 133.

(d)(9) Sub-Investment Advisory Agreement between The Dreyfus Corporation and The Boston Company Asset Management, LLC relating to Dreyfus Diversified Emerging Markets Fund and Dreyfus/The Boston Company Small/Mid Cap Growth Fund, dated January 31, 2014, revised February 21, 2014, is incorporated by reference to Exhibit (d)(14) of Post-Effective Amendment No. 167.

(d)(10)  Sub-Investment Advisory Agreement between The Dreyfus Corporation and Mellon Capital Management Corporation dated January 31, 2014 relating to Dreyfus Diversified Emerging Markets Fund, dated January 31, 2014, is incorporated by reference to Exhibit (d)(15) of Post-Effective Amendment No. 167.

(d)(11) Sub-Investment Advisory Agreement between The Dreyfus Corporation and Standish Mellon Asset Management Company LLC relating to Dreyfus Tax Sensitive Total Return Bond Fund, dated February 21, 2014 is incorporated by reference to Exhibit (d)(16) of Post-Effective Amendment No. 170.

(d)(12) Sub-Investment Advisory Agreement between The Dreyfus Corporation and Newton Capital Management Limited relating to Dreyfus/Newton International Equity Fund is incorporated by reference to Exhibit (d)(12) of Post-Effective Amendment No. 187 to the Registration Statement on Form N-1A, filed on February 27, 2017 ("Post-Effective Amendment No. 187").

(d)(13) Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/Newton International Equity Fund, and The Dreyfus Corporation is incorporated by reference to Exhibit (d)(13) of Post-Effective Amendment No. 193 to the Registration Statement on Form N-1A, filed on August 8, 2017 ("Post-Effective Amendment No. 193").

(d)(14) Sub-Investment Advisory Agreement between The Dreyfus Corporation and Newton Investment Management (North America) Limited relating to Dreyfus/Newton International Equity Fund is incorporated by reference to Exhibit (d)(14) of Post-Effective Amendment No. 193.

(e)(1) Amended and Restated Distribution Agreement between the Registrant and MBSC Securities Corporation, dated October 1, 2010, revised June 18, 2013, is incorporated by reference to Exhibit (e) and (e)(1) of Post-Effective Amendment No. 162 to the Registration Statement on Form N-1A, filed on January 26,2013").

(e)(2) Forms of Broker-Dealer Selling Agreement and Bank Selling Agreement is incorporated by reference to Exhibit (e)(2) of Post-Effective Amendment No. 193.

(e)(3) Form of Service Agreement is incorporated by reference to Exhibit (e)(4) of Post-Effective Amendment No. 182 to the Registrations Statement on Form N-1A, filed on April 27, 2016 ("Post-Effective Amendment No. 182").

(f) Not applicable.

(g)(1) Custody Agreement between the Registrant and The Bank of New York Mellon, dated January 1, 2011 (effective as of May 1, 2011) is incorporated by reference to Exhibit (g) of Post-Effective Amendment No. 149 to the Registration Statement on Form N-1A, filed on April 28, 2011.

(g)(2) Amendment to Custody Agreement made as of October 1, 2013 is incorporated by reference to Exhibit (g)(2) of Post-Effective Amendment No. 167.

(g)(3) Amendment to Custody Agreement made as of December 22, 2016 incorporated by reference to Exhibit (e)(2) of Post-Effective Amendment No. 187.

(h)(1) Transfer Agency Agreement between the Registrant and Dreyfus Transfer, Inc., dated May 29, 2012 is incorporated by reference to Exhibit (h)(1) of Post-Effective Amendment No. 158.

(h)(2) Fund Accounting and Administrative Services Agreement between the Registrant and The Dreyfus Corporation, dated May 1, 2011, as amended October 31, 2013, is incorporated by reference to Exhibit (h)(2) of Post-Effective Amendment No. 167.

(h)(3) Shareholder Services Plan, dated December 20, 2007, amended October 29, 2009, and revised April 28, 2016 for Dreyfus Diversified Emerging Markets Fund, Dreyfus/The Boston Company Small Cap Value Fund, Dreyfus/The Boston Company Small/Mid Cap Growth Fund, Dreyfus/Newton International Equity Fund, Dreyfus Tax Sensitive Total Return Bond Fund and Dreyfus/Standish Global Fixed Income Fund is incorporated by reference to Exhibit (h)(3) of Post-Effective Amendment No. 185.

(i)(1) Opinion and consent of Registrant's counsel (relating to Dreyfus/Standish Global Fixed Income Fund) is incorporated by reference to Exhibit (i) (1) of Post-Effective Amendment No. 189.

(i)(2) Opinion and consent of Registrant's counsel (relating to Dreyfus Diversified Emerging Markets Fund, Dreyfus/The Boston Company Small Cap Growth Fund, Dreyfus/The Boston Company Small Cap Value Fund, Dreyfus/The Boston Company Small/Mid Cap Growth Fund, Dreyfus/Newton International Equity Fund and Dreyfus Tax Sensitive Total Return Bond Fund) is incorporated by reference to Exhibit (i)(3) of Post-Effective Amendment No. 187.

(i)(3) Opinion and consent of Registrant's counsel (relating to Class T Shares of Dreyfus Diversified Emerging Markets Fund, Dreyfus/Newton International Equity Fund, Dreyfus/Standish Global Fixed Income Fund, Dreyfus Tax Sensitive Total Return Bond Fund, Dreyfus/The Boston Company Small Cap Value Fund and Dreyfus/The Boston

Company Small/Mid Cap Growth Fund) is incorporated by reference to Exhibit (i) (3) of Post-Effective Amendment No. 189.

(i)(4) Opinion and consent of Registrant's counsel (relating to Class Z shares of Dreyfus/The Boston Company Small/Mid Cap Growth Fund) is incorporated by reference to Exhibit (i) (4) of Post-Effective Amendment No. 195.

(j)(1) Consent of Independent Registered Public Accounting Firm (relating to Dreyfus Diversified Emerging Markets Fund, Dreyfus/Newton International Equity Fund, Dreyfus Tax Sensitive Total Return Bond Fund, Dreyfus/The Boston Company Small Cap Growth Fund, Dreyfus/The Boston Company Small Cap Value Fund and Dreyfus/The Boston Company Small/Mid Cap Growth Fund)  is incorporated by reference to Exhibit (j)(1) of Post-Effective Amendment No. 187.

(j)(2) Consent of Independent Registered Public Accounting Firm (relating to Dreyfus/Standish Global Fixed Income Fund; and to the Class T shares of relating to Dreyfus Diversified Emerging Markets Fund, Dreyfus/Newton International Equity Fund, Dreyfus/Standish Global Fixed Income Fund, Dreyfus Tax Sensitive Total Return Bond Fund, Dreyfus/The Boston Company Small Cap Value Fund and Dreyfus/The Boston Company Small/Mid Cap Growth Fund) is incorporated by reference to Exhibit (j) (2) of Post-Effective Amendment No. 189.

(j)(3) Consent of Independent Registered Public Accounting Firm (relating to Class Z shares of Dreyfus/The Boston Company Small/Mid Cap Growth Fund) is incorporated by reference to Exhibit (j) (3) of Post-Effective Amendment No. 195.

(k) None.

(l) Not applicable.

(m)(1) Distribution Plan, dated December 20, 2007 and amended October 29, 2009, adopted April 26, 2016 is incorporated by reference to Exhibit (m) of Post-Effective Amendment No. 185.

(m)(2) Service Plan (Rule 12b-1 Plan) dated March 31, 2017, (relating to Dreyfus Diversified Emerging Markets Fund, Dreyfus/Newton International Equity Fund, Dreyfus/Standish Global Fixed Income Fund, Dreyfus Tax Sensitive Total Return Bond Fund, Dreyfus/The Boston Company Small Value Fund and Dreyfus/The Boston Company Small/Mid Cap Growth Fund is incorporated by reference to Exhibit (m) (2) of Post-Effective Amendment No. 189.

(m)(3) Service Plan (Rule 12b-1 Plan) is incorporated by reference to Exhibit (m) (3) of Post-Effective Amendment No. 195.

(n)(1) Rule 18f-3 Plan, dated December 15, 2017, is filed herewith.

(p)(1) Revised Code of Ethics adopted by the Registrant, The Dreyfus Corporation, BNY Mellon, The Boston Company Asset Management and Standish Mellon Asset Management Company LLC, and Newton Investment Management (North America) Limited, which became effective November 3, 2014 is incorporated by reference to Exhibit (p)(3) of Post-Effective Amendment No. 176 to the Registration Statement on Form N-1A, filed on April 27, 2015 ("Post-Effective Amendment No. 176").

(p)(2) Code of Ethics adopted by the non-management Board members of the Dreyfus Family of Funds, which became effective March 31, 2010, is incorporated by reference to Exhibit (r) of Post-Effective Amendment No. 144 to the Registration Statement on Form N-1A, filed on February 26, 2010.

 Other Exhibits

(1) Power of Attorney of Bradley J. Skapyak, James Windels and Trustees, dated February 23, 2017, effective April 1, 2017 is incorporated by reference to Exhibit (1) of Post-Effective Amendment No. 189.

______________________

Item 29. Persons Controlled by or Under Common Control with Registrant

Not Applicable.

Item 30. Indemnification

Under the Registrant's Agreement and Declaration of Trust, as amended, any past or present Trustee or officer of the Registrant is indemnified to the fullest extent permitted by law against liability and all expenses reasonably incurred by him in connection with any action, suit or proceeding to which he may be a party or is otherwise involved by reason of his being or having been a Trustee or officer of the Registrant. The Agreement and Declaration of Trust of the Registrant does not authorize indemnification where it is determined, in the manner specified in the Declaration, that such Trustee or officer has not acted in good faith in the reasonable belief that his actions were in the best interest of the Registrant. Moreover, the Declaration does not authorize indemnification where such Trustee or officer is liable to the Registrant or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by any such Trustee, officer or controlling person against the Registrant in connection with the securities being registered, and the Commission is still of the same opinion, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 31. (a) Business and Other Connections of Investment Adviser

The Dreyfus Corporation ("Dreyfus") and subsidiary companies comprise a financial service organization whose business consists primarily of providing investment management services as the investment adviser, manager and distributor for sponsored investment companies registered under the Investment Company Act of 1940 and as an investment adviser to institutional and individual accounts. Dreyfus also serves as sub-investment adviser to and/or administrator of other investment companies. MBSC Securities Corporation, a wholly-owned subsidiary of Dreyfus, serves primarily as a registered broker-dealer of shares of investment companies sponsored by Dreyfus and of other investment companies for which Dreyfus acts as an investment adviser, sub-investment adviser or administrator.

 (b) Business and Other Connections of Sub-Investment Adviser

With respect to Dreyfus Diversified Emerging Markets Fund, Registrant is fulfilling the requirement of this Item 31 to provide a list of the officers and directors of Mellon Capital Management Corporation ("Mellon Capital") and The Boston Company Asset Management, LLC ("TBCAM"), together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by Mellon Capital or TBCAM or those firm's respective officers and directors during the past two years, by incorporating by reference the information contained in the respective Forms ADV filed with the SEC pursuant to the Investment Advisers Act of 1940 by Mellon Capital (SEC File No. 801-19785) and TBCAM (SEC File No. 801-6829).

With respect to Dreyfus/Newton International Equity Fund, Registrant is fulfilling the requirement of this Item 31 to provide a list of the officers and directors of Newton Investment Management (North America) Limited ("Newton"), together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by Newton or that firm's officers and directors during the past two years, by incorporating by reference the information contained in the Form ADV filed with the SEC pursuant to the Investment Advisers Act of 1940 by Newton (SEC File No. 801-42114).

With respect to Dreyfus/The Boston Company Small/Mid Cap Growth Fund, Registrant is fulfilling the requirement of this Item 31 to provide a list of the officers and directors of The Boston Company Asset Management, LLC ("TBCAM"), with information as to any other business, profession, vocation or employment of a substantial nature engaged in by TBCAM or those firm's respective officers and directors during the past two years, by incorporating by reference the information contained in the respective Form ADV filed with the SEC pursuant to the Investment Advisers Act of 1940 by TBCAM (SEC File No. 801-6829).

With respect to Dreyfus/Standish Global Fixed Income Fund, Registrant is fulfilling the requirement of this Item 31 to provide a list of the officers and directors of Standish Mellon Asset Management Company LLC ("Standish"), with information as to any as to any other business, profession, vocation or employment of a substantial nature engaged in by Standish or those firm's respective officers and directors during the past two years, but incorporation by reference the information contained in the respective Form ADV filed with the SEC pursuant to the Investment Advisers Act of 1940 by Standish (SEC File No. 801-60527).

Item 31. Business and Other Connections of Investment Adviser (continued)
  Officers and Directors of Investment Adviser

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
Mark Santero Chief Executive Officer, President and Director	Alcentra US, Inc.††††	Director	9/14 – 7/16
	BNY Alcentra Group Holdings, Inc.††††††	Director	5/15 – 7/16

	BNY Mellon Asset Management Canada Limited++++++	Director	5/16 - Present

	Mellon Canada Holding Company++++++	Director	5/16- Present

	Mellon Capital Management Corporation**	Director	4/15 – 7/16

	Mellon Global Investing Corp.+	Director	5/15 - Present

	USPLP, Inc.*******	Director	12/15 - 5/16

	Alcentra NY, LLC++	Manager	9/14 – 7/16

	Alternative Holdings I, LLC	Manager	4/16 – 7/16

	BNY Investment Strategy and Solutions Group, LLC*	Manager	6/15 – 7/16

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	EACM Advisors LLC^^	Manager	12/15 – 7/16

	Standish Mellon Asset Management Company LLC*	Manager	9/14 - 7/16

	The Boston Company Asset Management, LLC*	Manager	9/14 – 7/16

	The Boston Company Asset Management, LLC*	Manager	6/14 – 7/14

	MAM (MA) Holding Trust*	Trustee	12/15 - Present

	BNY Mellon, National Association++++	Executive Vice President	5/14 - Present

	The Bank of New York Mellon*******	Executive Vice President	5/14 - Present

Diane P. Durnin Vice Chair and Director	MBSC Securities Corporation++	Executive Vice President	3/15 - Present
	Sumday Holdings LLC	Manager	2/16 - Present

Bradley J. Skapyak Chief Operating Officer and Director	MBSC Securities Corporation++	Chief Executive Officer Director	8/16 – Present 8/16 - Present
	MBSC Securities Corporation++	Executive Vice President	6/07 – 8/16
	The Bank of New York Mellon***	Senior Vice President	4/07 - Present

	The Dreyfus Family of Funds++	President	1/10 - Present

	Dreyfus Transfer, Inc. ++	Chairman Director	5/11 - Present 5/10 - Present

Joseph W. Connolly Chief Compliance Officer	The Dreyfus Family of Funds++	Chief Compliance Officer	10/04 - Present
	BNY Mellon Funds Trust++	Chief Compliance Officer	10/04 - Present
	MBSC Securities Corporation++	Chief Compliance Officer	1/06 - 1/16

Christopher O'Connor Chief Administrative Officer	MBSC Securities Corporation++	Director	3/12 – 3/15

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
		Executive Vice President	12/11 – Present

Bennett A. MacDougall Chief Legal Officer	The Bank of New York Mellon Corporation ++	Associate General Counsel	6/15 - Present

	Deutsche Bank 60 Wall Street New York, NY 10005	Director and Associate General Counsel	6/05 - 6/15

	Deutsche Investment Management Americas, Inc. 345 Park Avenue New York, NY 10154	Chief Legal Officer	11/08 - 6/15

Alban J. Miranda Chief Financial Officer	Resources Global Professionals 7 Times Square, Suite 2600 New York, NY 10036	Senior Program Manager/Consultant	10/15 - 5/16
	P.K. Gupta Certified Public Accountants 425 Broadhollow Road Melville, NY 11747	Senior Partner	6/13 - 9/15

Katherine Scott Chief Risk Officer	MBSC Securities Corporation++	Chief Risk Officer	2/14-Present

Peter Arcabascio Vice President – Distribution	BNY Mellon Investment Management*	Senior Vice President	7/06-Present
	BNY Investment Strategy and Solutions Group, LLC*	Manager	6/15- Present

Charles Doumar Vice President – Tax	Alcentra NY LLC ++	Assistant Treasurer - Tax	9/14 - Present
	Alcentra US. Inc. ††††	Assistant Treasurer - Tax	9/14 - Present

	Alternative Holdings I, LLC ***	Assistant Treasurer - Tax	1/14 - Present

	Alternative Holdings II, LLC ***	Assistant Treasurer - Tax	1/14 - Present

	Asset Recovery II, LLC ***	Assistant Treasurer	9/13 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	Asset Recovery III, LLC ***	Assistant Treasurer	9/13 – 3/15

	Asset Recovery IV, LLC ***	Assistant Treasurer	9/13 – Present

	Asset Recovery V, LLC ***	Assistant Treasurer	9/13 – Present

	Asset Recovery VII, LLC ***	Assistant Treasurer	9/13 – 3/15

	Asset Recovery IX, LLC ***	Assistant Treasurer	3/14 – 3/15

	Asset Recovery X, LLC ***	Assistant Treasurer	3/14 – 3/15

	Asset Recovery XIII, LLC ***	Assistant Treasurer	3/13 – 3/16

	Asset Recovery XIV, LLC ***	Assistant Treasurer	3/13 – Present

	Asset Recovery XIX, LLC ***	Assistant Treasurer	7/13 – Present

	Asset Recovery XV, LLC ***	Assistant Treasurer	3/13 – 3/15

	Asset Recovery XVI, LLC ***	Assistant Treasurer	3/13 – 6/16

	Asset Recovery XVII, LLC ***	Assistant Treasurer	3/13 – 3/15

	Asset Recovery XVIII, LLC ***	Assistant Treasurer	7/13 – 3/15

	Asset Recovery XX, LLC ***	Assistant Treasurer	7/13 – Present

	Asset Recovery XXI, LLC ***	Assistant Treasurer	7/13 – 3/15

	Asset Recovery XXII, LLC ***	Assistant Treasurer	7/13 – Present

	Asset Recovery XXIII, LLC ***	Assistant Treasurer	7/13 – 6/16

	BNY Alcentra Group Holdings, Inc. ††††††	Assistant Treasurer - Tax	3/13 - Present

	BNY Capital Funding LLC ***	Assistant Treasurer – Tax	9/13 - Present

	BNY Investment Strategy and Solutions Group, LLC *	Assistant Treasurer – Tax	6/15 - Present

	BNY Mellon Community Development Corporation ^^^^^	Assistant Treasurer – Tax	10/13 - Present

	BNY Mellon Distributors Holdings Inc. #	Assistant Treasurer – Tax	6/14 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	BNY Mellon Investments CTA, LLC *	Assistant Treasurer	9/13 – Present

	BNY Mellon Investment Servicing (US) Inc. +	Assistant Treasurer	3/14 – Present

	BNY Mellon Investment Servicing Trust Company #	Assistant Treasurer	3/14 – Present

	BNY Mellon Trust of Delaware#	Assistant Treasurer	11/13 – Present

	IVY Asset Management LLC +	Assistant Treasurer	9/13 – Present

	Mellon Hedge Advisors, LLC *	Assistant Treasurer	10/13 – Present

	MUNB Loan Holdings, LLC***	Assistant Treasurer	10/13 – Present

	484Wall Capital Management LLC ***	Assistant Treasurer – Tax	10/13 – 5/16

	Airlease Incorporated †††	Assistant Treasurer – Tax	7/13 – 12/15

	Albridge Solutions, Inc. ††††	Assistant Treasurer – Tax	7/13 – Present

	Allomon Corporation †	Assistant Treasurer – Tax	5/13 – Present

	AP Residential Realty, Inc. †††††	Assistant Treasurer – Tax	8/13 – Present

	APT Holdings Corporation #	Assistant Treasurer – Tax	11/13 – Present

	AURORA-IRE, Inc. †††	Assistant Treasurer – Tax	7/13 – 12/15

	B.I.E. Corporation +	Assistant Treasurer – Tax	12/13 – Present

	B.N.Y. Holdings (Delaware) Corporation #	Assistant Treasurer – Tax	4/13 – Present

	BNY Capital Corporation ***	Assistant Treasurer – Tax	9/13 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	BNY Capital Markets Holdings, Inc. ***	Assistant Treasurer – Tax	9/13 – Present

	BNY Capital Resources Corporation #######	Assistant Treasurer – Tax	3/13 – Present

	BNY Cargo Holdings LLC***	Assistant Treasurer – Tax	7/13 – 12/15

	BNY Catair LLC †††	Assistant Treasurer – Tax	7/13 – 10/15

	BNYM CSIM Funding LLC +++	Assistant Treasurer – Tax	7/14 – Present

	BNY Falcon Three Holding Corp. ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Foreign Holdings, Inc. ***	Assistant Treasurer – Tax	10/13 – Present

	BNY Gator LLC ***	Assistant Treasurer – Tax	7/13 – 10/15

	BNY Hitchcock Holdings LLC ***	Assistant Treasurer – Tax	7/13 – 12/15

	BNY Housing I Corp. †††	Assistant Treasurer – Tax	7/13 – 12/15

	BNY Housing II LLC ***	Assistant Treasurer – Tax	7/13 – 12/15

	BNY ITC Leasing, LLC ***	Assistant Treasurer – Tax	7/13 – 12/15

	BNY Lease Equities (Cap Funding) LLC ########	Assistant Treasurer – Tax	7/13 – Present

	BNY Lease Holdings LLC ***	Assistant Treasurer – Tax	7/13 – 12/15

	BNY Lease Partners LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Leasing Edge Corporation ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Mellon Alternative Investments Holdings LLC ***	Assistant Treasurer – Tax	10/13 – 5/16

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	BNY Mellon Capital Markets, LLC ^^^^^	Assistant Treasurer – Tax	7/13 – Present

	BNY Mellon Clearing, LLC ***	Assistant Treasurer – Tax	3/16 – Present

	BNY Mellon Clearing Holding Company, LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Mellon Fixed Income Securities, LLC ***	Assistant Treasurer – Tax	8/13 – Present

	BNY Mellon Trust Company of Illinois *****	Assistant Treasurer – Tax	3/13 – Present

	BNY Mezzanine Funding LLC ******	Assistant Treasurer – Tax	5/13 – Present

	BNY Mezzanine Holdings LLC ******	Assistant Treasurer – Tax	5/13 – Present

	BNY Mezzanine Non NY Funding LLC ******	Assistant Treasurer – Tax	5/13 – Present

	BNY Mezzanine NY Funding LLC ******	Assistant Treasurer – Tax	5/13 – Present

	BNY Partnership Funding LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Partnership Funding LLC ***	Manager	11/14 – 6/15

	BNY Rail Maintenance LLC ***	Assistant Treasurer – Tax	7/13 – 10/15

	BNY Recap I, LLC #	Assistant Treasurer – Tax	9/13 – Present

	BNY Salvage Inc. ***	Assistant Treasurer – Tax	3/13 – Present

	BNY Waterworks, Inc. †††	Assistant Treasurer – Tax	7/13 – 12/15

	BNY Wings, Inc. †††	Assistant Treasurer – Tax	7/13 – 12/15

	BNYM GIS Funding I LLC ***	Assistant Treasurer – Tax	6/13 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	BNYM GIS Funding III LLC ***	Assistant Treasurer – Tax	6/13 – Present

	Amherst Capital Management, LLC ***	Assistant Treasurer – Tax	11/14 – Present

	BNYM RECAP Holdings, LLC ***	Assistant Treasurer – Tax	11/14 – Present

	BNY-N.J. I Corp. ***	Assistant Treasurer – Tax	4/13 – Present

	BNY-N.J. II Corp. ***	Assistant Treasurer – Tax	4/13 – Present

	Boston Safe Deposit Finance Company, Inc. *	Assistant Treasurer – Tax	7/13 – Present

	CenterSquare Investment Management Holdings, Inc. +++	Assistant Treasurer – Tax	12/13 – Present

	CenterSquare Investment Management, Inc. +++	Assistant Treasurer – Tax	12/13 – Present

	Coates Holding LLC#	Assistant Treasurer – Tax	3/15 – 6/16

	Colson Services Corp. ^	Assistant Treasurer – Tax	3/14 - Present

	Cutwater Asset Management Corp. +++++	Assistant Treasurer – Tax	1/15 - Present

	Cutwater Holdings LLC +++++	Assistant Treasurer – Tax	1//15 - Present

	Cutwater Investor Services Corp. +++++	Assistant Treasurer - Tax	1/15 - Present

	Dreyfus Service Organization, Inc. ++	Assistant Treasurer – Tax	3/14 - Present

	EACM Advisors LLC ^^	Assistant Treasurer – Tax	1/14 - Present

	Eagle Access LLC ^^^	Assistant Treasurer – Tax	1/14 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	Eagle Investment Systems LLC ^^^^	Assistant Treasurer – Tax	1/14 - Present

	ECM DE. LLC ***	Assistant Treasurer – Tax	1/14 - Present

	GIS Holdings (International) Inc. #	Assistant Treasurer – Tax	6/14 – 12/14

	Hamilton Floating Rate Fund Holdings, LLC ***	Assistant Treasurer – Tax	5/13 – 3/16

	HedgeMark International, LLC ##	Assistant Treasurer – Tax	5/14 – Present

	iNautix (USA) LLC ###	Assistant Treasurer – Tax	11/13 – Present

	IRE-1, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	IRE-AC, Inc. †††	Assistant Treasurer – Tax	7/13 – 12/15

	IRE-BC, Inc. †††	Assistant Treasurer – Tax	7/13 – 12/15

	IRE-SB, Inc. †††	Assistant Treasurer – Tax	7/13 – 12/15

	Island Waterworks, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	ITCMED, Inc. ***	Assistant Treasurer – Tax	6/13 – 5/15

	JRHC 1998A LLC ####	Assistant Treasurer – Tax	12/13 – Present

	Lockwood Advisors, Inc. ######	Assistant Treasurer – Tax	3/14 - Present

	Lockwood Insurance, Inc. ######	Assistant Treasurer – Tax	8/14 - Present

	Lockwood Solutions, Inc. ######	Assistant Treasurer – Tax	3/14 - Present

	Lease Equities (Texas) Corporation #####	Assistant Treasurer – Tax	7/13 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	Madison Pershing LLC ###	Assistant Treasurer – Tax	6/13 – Present

	MAM (MA) Holding Trust *	Assistant Treasurer – Tax	8/13 – Present

	MBC Investments Corporation #	Assistant Treasurer – Tax	11/13 – Present

	MBSC Securities Corporation ++	Vice President – Tax	2/14 - Present

	MCDI (Holdings) LLC ***	Assistant Treasurer – Tax	9/13 – Present

	Mellon Capital Management Corporation **	Assistant Treasurer – Tax	1/14 - Present

	Mellon Holdings LLC++	Assistant Treasurer	2/15 - Present

	Mellon EFT Services†††††	Assistant Treasurer - Tax	10/15 - Present

	MELDEL Leasing Corporation Number 2, Inc. #	Assistant Treasurer – Tax	9/13 – Present

	Mellon Financial Services Corporation #1+	Assistant Treasurer – Tax	7/13 – Present

	Mellon Financial Services Corporation #4 +	Assistant Treasurer – Tax	9/13 – Present

	Mellon Funding Corporation +	Assistant Treasurer – Tax	3/14 - Present

	Mellon Global Investing Corp. +	Assistant Treasurer – Tax	5/14 - Present

	Mellon International Leasing Company #	Assistant Treasurer – Tax	8/14 – 12/15

	Mellon Investor Services Holdings LLC +++++++	Assistant Treasurer – Tax	8/16 – Present

	Mellon Leasing Corporation+	Assistant Treasurer – Tax	7/13 – Present

	Mellon Life Insurance Company+	Assistant Treasurer – Tax	10/13 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	Mellon Overseas Investment Corporation ***	Assistant Treasurer – Tax	12/13 - Present

	Mellon Properties Company ****	Assistant Treasurer – Tax	8/13 – Present

	Mellon Residential Funding Corporation ++++	Assistant Treasurer - Tax	4/14 – 3/16

	National Residential Assets Corp.***	Assistant Treasurer – Tax	4/13 – Present

	New GSM Holding Corporation ^^^^	Assistant Treasurer – Tax	7/13 – 12/15

	Newton Capital Management LLC.***	Assistant Treasurer – Tax	8/14 - Present

	Northern Waterworks, Inc. †††	Assistant Treasurer – Tax	7/13 – 12/15

	NY CRE Asset Holdings, LLC. ***	Assistant Treasurer – Tax	1/14 - Present

	NY CRE Asset Holdings II, LLC. ***	Assistant Treasurer – Tax	1/14 - Present

	One Wall Street Corporation ***	Assistant Treasurer – Tax	11/13 – Present

	Pareto New York LLC++	Assistant Treasurer – Tax	11/13 – Present

	PAS Holdings LLC ***	Assistant Treasurer – Tax	6/13 – Present

	Pershing Advisor Solutions LLC ###	Assistant Treasurer – Tax	6/13 – Present

	Pershing Group LLC ###	Assistant Treasurer – Tax	6/13 – Present

	Pershing Investments LLC ***	Assistant Treasurer – Tax	6/13 – Present

	Pershing LLC ###	Assistant Treasurer – Tax	7/13 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	Standish Mellon Asset Management Company LLC*	Assistant Treasurer – Tax	11/14 – Present

	TBC Securities Co., Inc.*	Assistant Treasurer – Tax	6/13 – Present

	TBCAM, LLC *	Assistant Treasurer – Tax	10/13 – Present

	Technology Services Group, Inc. ^^^^^	Assistant Treasurer – Tax	9/13 – Present

	Tennessee Processing Center LLC ^^^^^	Assistant Treasurer – Tax	9/13 – Present

	The Bank of New York Consumer Leasing Corporation***	Assistant Treasurer – Tax	7/13 – Present

	The Bank of New York Mellon Trust Company, National Association +	Assistant Treasurer	10/13 - Present

	The Boston Company Asset Management, LLC *	Assistant Treasurer – Tax	8/13 – Present

	Tiber Capital Management LLC++	Assistant Treasurer – Tax	8/15 – 7/16

	USPLP, Inc. *******	Assistant Treasurer – Tax	10/13 – 5/16

	MBNA Institutional PA Services LLC +	Treasurer	7/13 – Present

	MBNA PW PA Services LLC +	Treasurer	7/13 – Present

	Stanwich Insurance Agency, Inc. ***	Treasurer	12/13 – Present

	BNY Aurora Holding Corp. ***	Vice President	11/13 – Present

	Agency Brokerage Holding LLC***	Vice President – Tax	6/13 – Present

	BNY Community Development Enterprises Corp. ***	Vice President – Tax	4/13 – 5/14

	Asset Recovery I, LLC ***	Assistant Treasurer	9/13 - 11/13

	Asset Recovery VI, LLC ***	Assistant Treasurer	9/13 - 11/13

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	Asset Recovery XII, LLC ***	Assistant Treasurer	3/13 - 11/13

Tracy A. Hopkins Vice President - Cash Strategies	MBSC Securities Corporation++	Executive Vice President Senior Vice President	2/14 – Present 2/08 – 2/14

Anthony Mayo Vice President – Information Systems	MBSC Securities Corporation++	Chief Technology Officer	4/14 – Present

Kathleen Geis Vice President	BNY Mellon International Operations (India) Private Limited	Director	5/05 - Present

	BNY Mellon, National Association+	Managing Director	7/09 – 10/14

	Albridge Solutions, Inc.	Managing Director	7/11 - Present

	BNY Mellon Distributors Holdings, Inc. #	Vice President - Real Estate	7/11 - Present

	BNY Mellon Investment Management Services LLC #	Vice President - Real Estate	10/11 - Present

	BNY Mellon Investment Servicing (US) Inc. +	Vice President - Real Estate	7/11 - Present

	BNY Mellon Performance & Risk Analytics, LLC +	Vice President - Real Estate	7/11 - Present

	BNY Mellon Trust Company of Illinois *****	Vice President - Real Estate	7/11 - Present

	BNY Mellon Trust of Delaware#	Vice President - Real Estate	7/11 - Present

	CenterSquare Investment Management Holdings, Inc. +++	Vice President - Real Estate	10/12 – Present

	Eagle Investment Systems LLC ^^^^	Vice President - Real Estate	7/11 – Present

	Ivy Asset Management LLC +	Vice President - Real Estate	7/11 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	MBSC Securities Corporation ++	Vice President - Real Estate	7/11 – Present

	Mellon Capital Management Corporation**	Vice President - Real Estate	7/11 – Present

	Mellon Financial Services Corporation #1+	Vice President - Real Estate	7/11 – Present

	Mellon Holdings LLC++	Vice President - Real Estate	7/11 – Present

	Mellon Investor Services Holdings LLC+++++++	Vice President - Real Estate	8/16 - Present

	Pareto New York LLC ++	Vice President - Real Estate	7/11 – Present

	SourceNet Solutions, Inc. +	Vice President - Real Estate	7/11 – 5/13

	Technology Services Group, Inc. ^^^^^	Vice President - Real Estate	7/11 – Present
	Tennessee Processing Center LLC ^^^^^	Vice President - Real Estate	7/11 - Present

	The Bank of New York Mellon Trust Company, National Association+	Vice President - Real Estate	7/11 - Present

	Alcentra US, Inc. ††††	Vice President - Real Estate	7/11 - Present

	BNY Mellon Capital Markets LLC^^^^^	Vice President - Real Estate	7/11 - Present

	Pershing LLC ###	Vice President - Real Estate	7/11 - Present

	The Bank of New York Mellon+	Managing Director	7/09 - Present

	MBNA Institutional PA Services, LLC+	Managing Director	7/09 – 10/14

Claudine Orloski Vice President – Tax	Dreyfus Service Organization++	Vice President – Tax	8/14 – Present

	MBSC Securities Corporation++	Vice President – Tax	2/12 - Present

	Asset Recovery II, LLC***	Assistant Treasurer	9/11 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	Asset Recovery III, LLC ***	Assistant Treasurer	9/11 – 3/15

	Asset Recovery IV, LLC ***	Assistant Treasurer	9/11 – Present

	Asset Recovery IX, LLC ***	Assistant Treasurer	2/11 – 3/15

	Asset Recovery V, LLC ***	Assistant Treasurer	9/11 – Present

	Asset Recovery VII, LLC ***	Assistant Treasurer	2/11 – 3/15

	Asset Recovery X, LLC ***	Assistant Treasurer	2/11 – 3/15

	Asset Recovery XIII, LLC***	Assistant Treasurer	3/11 – 3/16

	Asset Recovery XIV, LLC ***	Assistant Treasurer	3/11 – Present

	Asset Recovery XIX, LLC ***	Assistant Treasurer	7/11 – Present

	Asset Recovery XV, LLC ***	Assistant Treasurer	3/11 – 3/15

	Asset Recovery XVI, LLC ***	Assistant Treasurer	3/11 – 6/16

	Asset Recovery XVII, LLC ***	Assistant Treasurer	3/11 – 3/15

	Asset Recovery XVIII, LLC ***	Assistant Treasurer	7/11 – 3/15

	Asset Recovery XX, LLC ***	Assistant Treasurer	7/11 – Present

	Asset Recovery XXI, LLC ***	Assistant Treasurer	7/11 – 3/15

	Asset Recovery XXII, LLC ***	Assistant Treasurer	7/11 – Present

	Asset Recovery XXIII, LLC ***	Assistant Treasurer	7/11 – 6/16

	BNY Mellon Investments CTA, LLC *	Assistant Treasurer	9/13 – Present

	BNY Mellon Trust of Delaware #	Assistant Treasurer	11/11 – Present

	Mellon Hedge Advisors, LLC *	Assistant Treasurer	10/11 – Present

	Mellon Holdings LLC ++	Assistant Treasurer	12/11 – Present

	MUNB Loan Holdings, LLC ***	Assistant Treasurer	10/11 – Present

	484 Wall Capital Management LLC	Assistant Treasurer -Tax	10/13 – 5/16

	Airlease Incorporated †††	Assistant Treasurer -Tax	7/11 – 12/15

	Albridge Solutions, Inc. ††††	Assistant Treasurer -Tax	6/11 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	Alcentra NY, LLC ++	Assistant Treasurer -Tax	10/12 – Present

	Alcentra US, Inc. ††††	Assistant Treasurer -Tax	10/11 – Present

	Allomon Corporation †	Assistant Treasurer -Tax	5/12 – Present

	Alternative Holdings I, LLC ***	Assistant Treasurer -Tax	1/13 – Present

	Alternative Holdings II, LLC ***	Assistant Treasurer -Tax	1/13 – Present

	AP Residential Realty, Inc. †††††	Assistant Treasurer -Tax	8/11 – Present

	APT Holdings Corporation #	Assistant Treasurer -Tax	12/11 – Present

	AURORA-IRE, INC. †††	Assistant Treasurer -Tax	7/11 – 12/15

	B.N.Y. Holdings (Delaware) Corporation #	Assistant Treasurer -Tax	4/12 – Present

	BNY Administrative Services LLC ***	Assistant Treasurer –Tax	12/11 – Present

	BNY Alcentra Group Holdings, Inc. ††††††	Assistant Treasurer –Tax	3/13 – Present

	BNY Capital Corporation ***	Assistant Treasurer –Tax	11/11 – Present

	BNY Capital Funding LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Capital Markets Holdings, Inc. ***	Assistant Treasurer –Tax	11/11 – Present

	BNY Capital Resources Corporation #######	Assistant Treasurer –Tax	7/11 – Present

	BNY Cargo Holdings LLC ***	Assistant Treasurer –Tax	7/11 – 12/15

	BNY Catair LLC †††	Assistant Treasurer –Tax	7/11 – 10/15

	BNY Falcon Three Holding Corp. ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Foreign Holdings, Inc. ***	Assistant Treasurer –Tax	9/11 – Present

	BNY Gator LLC ***	Assistant Treasurer –Tax	7/11 – 10/15

	BNY Hitchcock Holdings LLC ***	Assistant Treasurer –Tax	7/11 – 12/15

	BNY Housing I Corp. †††	Assistant Treasurer –Tax	7/11 – 12/15

	BNY Housing II LLC ***	Assistant Treasurer –Tax	7/11 – 10/15

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	BNY Investment Strategy and Solutions Group LLC *	Assistant Treasurer –Tax	6/15 – Present

	BNY Investment Management Services LLC #	Assistant Treasurer –Tax	10/11 – Present

	BNY ITC Leasing, LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Lease Equities (Cap Funding) LLC ########	Assistant Treasurer –Tax	7/11 – Present

	BNY Lease Holdings LLC ***	Assistant Treasurer –Tax	7/11 – 12/15

	BNY Lease Partners LLC ***	Assistant Treasurer –Tax	9/11 – Present

	BNY Leasing Edge Corporation ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Mellon Alternative Investments Holdings LLC ***	Assistant Treasurer –Tax	10/13 – Present

	BNY Mellon Capital Markets, LLC ^^^^^	Assistant Treasurer –Tax	7/11 – Present

	BNY Mellon Clearing Holding Company, LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Mellon Clearing, LLC ***	Assistant Treasurer –Tax	6/11 – Present

	BNY Mellon Community Development Corporation ^^^^^	Assistant Treasurer –Tax	10/11 – Present

	BNY Mellon Distributors Holdings Inc. #	Assistant Treasurer –Tax	7/12 – Present

	BNY Mellon Fixed Income Securities, LLC ***	Assistant Treasurer –Tax	8/12 – Present

	BNY Mellon Investment Servicing (US) Inc. #	Assistant Treasurer –Tax	3/11 – Present

	BNY Mellon Investment Servicing Trust Company #	Assistant Treasurer –Tax	3/11 – Present

	BNY Mellon Performance & Risk Analytics, Inc. (US) ^^^^^^	Assistant Treasurer –Tax	10/11 – Present

	BNY Mellon Performance & Risk Analytics, LLC +	Assistant Treasurer –Tax	7/11 – Present

	BNY Mellon Transition Management Advisors, LLC **	Assistant Treasurer –Tax	5/13 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	BNY Mellon Trust Company of Illinois *****	Assistant Treasurer –Tax	3/11 – Present

	BNY Mezzanine Funding LLC ******	Assistant Treasurer –Tax	6/11 – Present

	BNY Mezzanine Holdings LLC ******	Assistant Treasurer –Tax	5/11 – Present

	BNY Mezzanine Non NY Funding LLC ******	Assistant Treasurer –Tax	6/11 – Present

	BNY Mezzanine NY Funding LLC ******	Assistant Treasurer –Tax	6/11 – Present

	BNY Partnership Funding LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Rail Maintenance LLC ***	Assistant Treasurer –Tax	7/11 – 10/15

	BNY Real Estate Holdings LLC ***	Assistant Treasurer –Tax	4/11 – Present

	BNY Recap I, LLC #	Assistant Treasurer –Tax	11/11 – Present

	BNY Salvage Inc. ***	Assistant Treasurer –Tax	3/11 – Present

	BNY Waterworks, Inc. †††	Assistant Treasurer –Tax	7/11 – 12/15

	BNY Wings, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	BNY XYZ Holdings LLC ***	Assistant Treasurer –Tax	5/11 – Present

	BNYM CSIM Funding LLC +++	Assistant Treasurer –Tax	7/14 – Present

	BNYM GIS Funding I LLC ***	Assistant Treasurer –Tax	6/12 – Present

	BNYM GIS Funding III LLC ***	Assistant Treasurer –Tax	6/12 – Present

	Amherst Capital Management LLC ***	Assistant Treasurer –Tax	11/14 – Present

	BNYM RECAP Holdings, LLC ***	Assistant Treasurer –Tax	11/14 – Present

	BNY-N.J. I Corp. ***	Assistant Treasurer –Tax	4/11 – Present

	BNY-N.J. II Corp. ***	Assistant Treasurer –Tax	4/11 – Present

	Boston Safe Deposit Finance Company, Inc. *	Assistant Treasurer –Tax	7/11 – Present

	CenterSquare Investment Management Holdings, Inc. +++	Assistant Treasurer –Tax	2/13 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	CenterSquare Investment Management, Inc. +++	Assistant Treasurer –Tax	2/13 – Present

	Coates Holding LLC#	Assistant Treasurer – Tax	3/15 - Present

	Colson Services Corp. ^	Assistant Treasurer –Tax	2/11 – Present

	Cutwater Asset Management Corp. +++++	Assistant Treasurer – Tax	1/15 - Present

	Cutwater Holdings LLC +++++	Assistant Treasurer – Tax	1//15 - Present

	Cutwater Investor Services Corp. +++++	Assistant Treasurer - Tax	1/15 - Present

	EACM Advisors LLC ^^	Assistant Treasurer –Tax	4/14 – Present

	Eagle Access LLC ^^^	Assistant Treasurer –Tax	1/12 – Present

	Eagle Investment Systems LLC ^^^^	Assistant Treasurer –Tax	1/12 – Present

	ECM DE, LLC ***	Assistant Treasurer –Tax	3/11 – Present

	GIS Holdings (International) Inc. #	Assistant Treasurer –Tax	4/12 – 12/14

	Hamilton Floating Rate Fund Holdings, LLC ***	Assistant Treasurer –Tax	5/11 – 3/16

	HedgeMark International, LLC ##	Assistant Treasurer –Tax	5/14 – Present

	iNautix (USA) LLC ###	Assistant Treasurer –Tax	7/12 – Present

	IRE-1, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	IRE-AC, Inc. †††	Assistant Treasurer –Tax	7/11 – 12/15

	IRE-BC, Inc. †††	Assistant Treasurer –Tax	7/11 – 12/15

	IRE-SB, Inc. †††	Assistant Treasurer –Tax	7/11 – 12/15

	Island Waterworks, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	ITCMED, Inc. ***	Assistant Treasurer –Tax	6/11 – 5/15

	JRHC 1998A LLC ####	Assistant Treasurer –Tax	12/11 – Present

	Lease Equities (Texas) Corporation#####	Assistant Treasurer –Tax	7/11 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	Lockwood Advisors, Inc. ######	Assistant Treasurer –Tax	3/11 – Present

	Lockwood Insurance Inc. ######	Assistant Treasurer –Tax	8/14 – Present

	Lockwood Solutions, Inc. ######	Assistant Treasurer –Tax	3/11 – Present

	Madison Pershing LLC ###	Assistant Treasurer –Tax	4/11 – Present

	MAM (MA) Holding Trust *	Assistant Treasurer –Tax	8/11 – Present

	MBC Investments Corporation #	Assistant Treasurer –Tax	11/11 – Present

	MBNA Institutional PA Services LLC +	Assistant Treasurer –Tax	7/12 – Present

	MBNA PW PA Services LLC +	Assistant Treasurer –Tax	7/12 – Present

	MCDI (Holdings) LLC ***	Assistant Treasurer –Tax	8/11 – Present

	MELDEL Leasing Corporation Number 2, Inc. #	Assistant Treasurer –Tax	8/11 – Present

	Mellon Capital Management Corporation **	Assistant Treasurer –Tax	10/13 – Present

	Mellon EFT Services Corporation †††††	Assistant Treasurer –Tax	2/11 – Present

	Mellon Financial Services Corporation #1 +	Assistant Treasurer –Tax	7/11 – Present

	Mellon Financial Services Corporation #4 +	Assistant Treasurer –Tax	12/11 – Present

	Mellon Funding Corporation +	Assistant Treasurer –Tax	12/11 – Present

	Mellon Global Investing Corp. +	Assistant Treasurer –Tax	5/11 – Present

	Mellon International Leasing Company #	Assistant Treasurer –Tax	7/11 – Present

	Mellon Investor Services Holdings LLC	Assistant Treasurer –Tax	8/16 – Present
+++++++
	Mellon Leasing Corporation +	Assistant Treasurer –Tax	9/11 – Present

	Mellon Life Insurance Company +	Assistant Treasurer –Tax	10/12 – Present

	Mellon Overseas Investment Corporation ***	Assistant Treasurer –Tax	11/11 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	Mellon Properties Company ****	Assistant Treasurer –Tax	8/12 – Present

	Mellon Residential Funding Corporation ****	Assistant Treasurer –Tax	4/14 – 3/16

	National Residential Assets Corp. ***	Assistant Treasurer –Tax	4/12 – Present

	New GSM Holding Corporation ^^^^	Assistant Treasurer –Tax	7/11 – 12/15

	Newton Capital Management LLC ***	Assistant Treasurer –Tax	10/11 – Present

	Northern Waterworks, Inc. †††	Assistant Treasurer –Tax	7/11 – 12/15

	NY CRE Asset Holdings II, LLC ***	Assistant Treasurer –Tax	1/12 – Present

	NY CRE Asset Holdings, LLC ***	Assistant Treasurer –Tax	1/12 – Present

	One Wall Street Corporation ***	Assistant Treasurer –Tax	11/11 – Present

	Pareto New York LLC ++	Assistant Treasurer –Tax	11/11 – Present

	PAS Holdings LLC ***	Assistant Treasurer –Tax	6/11 – Present

	Pershing Advisor Solutions LLC ###	Assistant Treasurer –Tax	6/11 – Present

	Pershing Group LLC ###	Assistant Treasurer –Tax	4/11 – Present

	Pershing Investments LLC ***	Assistant Treasurer –Tax	2/11 – Present

	Pershing LLC ###	Assistant Treasurer –Tax	4/11 – Present

	PFS Holdings, LLC ***	Assistant Treasurer –Tax	1/12 – Present

	Standish Mellon Asset Management Company LLC*	Assistant Treasurer –Tax	11/14 - Present

	Stanwich Insurance Agency, Inc. ***	Assistant Treasurer –Tax	12/11 – Present

	TBC Securities Co., Inc. *	Assistant Treasurer –Tax	7/11 – Present

	TBCAM, LLC *	Assistant Treasurer –Tax	10/13 – Present

	Technology Services Group, Inc. ^^^^^	Assistant Treasurer –Tax	5/11 – Present

	Tennessee Processing Center LLC ^^^^^	Assistant Treasurer –Tax	9/11 – Present

	The Bank of New York Consumer Leasing Corporation ***	Assistant Treasurer –Tax	5/11 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	The Bank of New York Mellon Trust Company, National Association +	Assistant Treasurer	10/13 - Present

	The Boston Company Asset Management, LLC *	Assistant Treasurer –Tax	6/11 – Present

	Tiber Capital Management LLC++	Assistant Treasurer –Tax	8/15 – 7/16

	USPLP, Inc. *******	Assistant Treasurer –Tax	10/11 – Present

	BNY Mellon Investment Management Holdings LLC #	Assistant Vice President –Tax	12/12 – Present

	BNY Aurora Holding Corp. ***	Vice President	10/11 – Present

	Agency Brokerage Holding LLC ***	Vice President –Tax	2/11 – Present

	BNY Community Development Enterprises Corporation***	Vice President –Tax	4/12 – 4/14

	MBSC Securities Corporation ++	Vice President –Tax	2/12 – Present

James Bitetto Secretary	The Dreyfus Family of Funds++	Vice President and Assistant Secretary	8/05 - Present

	MBSC Securities Corporation++	Assistant Secretary	1/06 - Present

	Dreyfus Service Organization, Inc.++	Secretary	8/05 - Present

*	The address of the business so indicated is One Boston Place, Boston, MA, 02108.
**	The address of the business so indicated is 50 Fremont Street, Suite 3900, San Francisco, CA 94105.
***	The address of the business so indicated is One Wall Street, New York, NY 10286.
****	The address of the business so indicated is 3601 N. I-10 Service Road, Suite 102, Metairie, LA 70002.
*****	The address of the business so indicated is 2 North LaSalle Street, Suite 1020, Chicago, IL, 60602
******	The address of the business so indicated is 445 Park Avenue, 12th Floor, New York, NY, 10022
*******	The address of the business so indicated is 225 Liberty Street, New York, NY 10286
+	The address of the business so indicated is One Mellon Bank Center, Pittsburgh, PA 15258.
++	The address of the business so indicated is 200 Park Avenue, New York, NY 10166.
+++	The address of the business so indicated is 630 West Germantown Pike, Suite 300, Plymouth Meeting, PA, 19462
++++	The address of the business so indicated is 500 Grant Street, Pittsburgh, PA 15258
+++++	The address of the business so indicated is 113 King Street, Armonk, NY 10504
++++++	The address of the business so indicated is 320 Bay Street, Toronto, ON M5H 4A6
+++++++	The address of the business so indicated is 480 Washington Blvd, Jersey City, NJ 07310

†	The address of the business so indicated is Two Mellon Center, Suite 329, Pittsburgh, PA 15259.
†††	The address of the business so indicated is 100 White Clay Center, Newark, DE 19711.
†††	The address of the business so indicated is 1633 Broadway, New York, NY, 10019
††††	The address of the business so indicated is 10877 Wilshire Blvd, #1550, Los Angeles, CA, 90024
†††††	The address of the business so indicated is 1735 Market Street, Philadelphia, PA, 19103
††††††	The address of the business so indicated is 10 Gresham Street, London, EC2V 7JD
^	The address of the business so indicated is 4 New York Plaza, New York, NY, 10004
^^	The address of the business so indicated is 200 Connecticut Avenue, Norwalk, CT, 06854-1940
^^^	The address of the business so indicated is One Wells Avenue, Newton, MA, 02459
^^^^	The address of the business so indicated is 65 LaSalle Road, Suite 305, West Hartford, CT, 06107
^^^^^	The address of the business so indicated is 101 Barclay Street, 3rd Floor, New York, NY, 10286
^^^^^^	The address of the business so indicated is 1313 Broadway Plaza, Tacoma, WA, 98402
#	The address of the business so indicated is 301 Bellevue Parkway, Wilmington, DE, 19809
##	The address of the business so indicated is 780, Third Avenue, 44th Floor, New York, NY, 10017
###	The address of the business so indicated is One Pershing Plaza, Jersey City, NJ, 07399
####	The address of the business so indicated is 601 Travis Street, 17th Floor, Houston, TX, 77002
#####	The address of the business so indicated is 1201 Louisiana, Suite 3160, Houston, TX, 77002
######	The address of the business so indicated is 760 Moore Road, King of Prussia, PA, 19406-1212
#######	The address of the business so indicated is 8400 E. Prentice Ave, Greenwood Village, CO, 80111
########	The address of the business so indicated is 1290 Avenue of the Americas, New York, NY, 10104
Item 32. Principal Underwriters
(a) Other investment companies for which Registrant's principal underwriter (exclusive distributor) acts as principal underwriter or exclusive distributor:
1.	Advantage Funds, Inc.
2.	BNY Mellon Absolute Insight Funds, Inc.
3.	BNY Mellon Funds Trust
4.	CitizensSelect Funds

5.	Dreyfus Alcentra Global Credit Income 2024 Target Term Fund, Inc.

6.	Dreyfus AMT-Free Municipal Cash Management Plus
7.	Dreyfus AMT-Free New York Municipal Cash Management
8.	Dreyfus Appreciation Fund, Inc.
9.	Dreyfus BASIC Money Market Fund, Inc.
10.	Dreyfus BNY Mellon Funds, Inc.
11.	Dreyfus Bond Funds, Inc.
12.	Dreyfus Cash Management
13.	Dreyfus Funds, Inc.
14.	The Dreyfus Fund Incorporated
15.	Dreyfus Government Cash Management Funds
16.	Dreyfus Growth and Income Fund, Inc.
17.	Dreyfus Index Funds, Inc.

18.	Dreyfus Institutional Liquidity Funds

19.	Dreyfus Institutional Preferred Money Market Funds
20.	Dreyfus Institutional Reserves Funds

21.	Dreyfus Intermediate Municipal Bond Fund, Inc.
22.	Dreyfus International Funds, Inc.
23.	Dreyfus Investment Funds
24.	Dreyfus Investment Grade Funds, Inc.
25.	Dreyfus Investment Portfolios
26.	The Dreyfus/Laurel Funds, Inc.
27.	The Dreyfus/Laurel Funds Trust
28.	Dreyfus Liquid Assets, Inc.
29.	Dreyfus Manager Funds II
30.	Dreyfus Midcap Index Fund, Inc.
31.	Dreyfus Municipal Bond Opportunity Fund
32.	Dreyfus Municipal Funds, Inc.
33.	Dreyfus New Jersey Municipal Bond Fund, Inc.
34.	Dreyfus New York AMT-Free Municipal Bond Fund
35.	Dreyfus New York Tax Exempt Bond Fund, Inc.
36.	Dreyfus Opportunity Funds
37.	Dreyfus Premier California AMT-Free Municipal Bond Fund, Inc.
38.	Dreyfus Premier GNMA Fund, Inc.
39.	Dreyfus Premier Investment Funds, Inc.
40.	Dreyfus Premier Short-Intermediate Municipal Bond Fund
41.	Dreyfus Premier Worldwide Growth Fund, Inc.
42.	Dreyfus Research Growth Fund, Inc.
43.	Dreyfus State Municipal Bond Funds
44.	Dreyfus Stock Funds
45.	Dreyfus Stock Index Fund, Inc.
46.	Dreyfus Sustainable U.S. Equity Fund, Inc.
47.	Dreyfus Sustainable U.S. Equity Portfolio, Inc.
48.	Dreyfus Tax Exempt Cash Management Funds
49.	Dreyfus Treasury & Agency Cash Management
50.	Dreyfus Treasury Securities Cash Management
51.	Dreyfus Ultra Short Income Fund

52.	Dreyfus Variable Investment Fund
53.	General California Municipal Money Market Fund
54.	General Government Securities Money Market Funds, Inc.
55.	General Money Market Fund, Inc.
56.	General Municipal Money Market Funds, Inc.
57.	General New Jersey Municipal Money Market Fund, Inc.
58.	General New York AMT-Free Municipal Money Market Fund
59.	Strategic Funds, Inc.

(b)
Name and principal Business address	Positions and offices with the Distributor	Positions and Offices with Registrant
Bradley J. Skapyak*	Chief Executive Officer and Director	President
Kenneth Bradle**	President and Director	None
Sue Ann Cormack†	Executive Vice President	None
Diane P. Durnin†††	Executive Vice President	None
Joseph P. Gennaco††††	Executive Vice President	None
Tracy Hopkins*	Executive Vice President	None
William H. Maresca**	Executive Vice President and Director	None
Joseph Moran†††	Executive Vice President	None

(b)
Name and principal Business address	Positions and offices with the Distributor	Positions and Offices with Registrant
Christopher D. O'Connor†††	Executive Vice President	None
Irene Papadoulis**	Executive Vice President	None
Matthew Perrone*****	Executive Vice President	None
Bill E. Sappington*	Executive Vice President and Director	None

Susan Verbil Goldgraben****	Executive Vice President	None
Alban J. Miranda†††	Chief Financial Officer and Treasurer	None

Brie A. Steingarten*	Chief Legal Officer and Secretary	None

John Squillace*	Chief Compliance officer (Investment Advisory Business)	None
Katherine M. Scott*	Chief Risk Officer	None
Anthony Mayo*	Chief Technology Officer	None

Timothy I. Barrett**	Senior Vice President	None
Eric P. Cola*	Senior Vice President	None
Mercedes Katz**	Senior Vice President	None

John Ragusa*	Senior Vice President	None

Christopher A. Stallone**	Senior Vice President	None

John Cimino*	Vice President	None

Christopher Donoghue**	Vice President	None
Jill Gill*	Vice President	None
Tina Rizzol**	Vice President	None
Carla R. Wanzer**	Vice President and Privacy Officer	None
James Windels*****	Vice President	Treasurer
Caridad M. Carosella**	Vice President – Compliance/Anti-Money Laundering Officer	Anti-Money Laundering Officer

Donna M. Impagliazzo**	Vice President – Compliance	None

John Shea†††	Vice President – Finance	None
Sandra Hatter***	Vice President – Human Resources	None
Marianne Thomas+	Vice President – Human Resources	None
Carol A. Britton****	Vice President – Real Estate	None
Kathleen Geis††	Vice President – Real Estate	None

Thaddeus S. Logan****	Vice President – Real Estate	None

Charles Doumar†††	Vice President – Tax	None

Claudine Orloski***	Vice President – Tax	None

Ronny Santos*	Assistant Vice President	None

Paul Mazziotti**	Anti-Money Laundering Officer	None

James Bitetto*	Assistant Secretary	Vice President and Assistant Secretary
Audrey Edwards***	Assistant Secretary	None
Susan K. Maroni***	Assistant Secretary	None
Cristina Rice***	Assistant Secretary	None

*	Principal business address is 200 Park Avenue, New York, NY 10166.
**	Principal business address is 144 Glenn Curtiss Blvd., Uniondale, NY 11556-0144.
***	Principal business address is BNY Mellon Center, 500 Grant Street, Pittsburgh, PA 15258.
****	Principal business address is 101 Barclay Street, New York, NY 10286.
*****	Principal business address is 2 Hanson Place, Brooklyn, NY 11217
†	Principal business address is 100 Saint Paul Street Denver, CO 80206

††	Principal business address is 525 William Penn Place, Pittsburgh, PA 15259
†††	Principal business address is 225 Liberty Street, New York, NY 10286
††††	Principal business address is 1 Boston Place, Boston, MA 02108-4407

+	Principal business address is 19 Vreeland Road Florham Park, NJ 07932

Item 33. Location of Accounts and Records

  1. The Bank of New York Mellon
    225 Liberty Street
    New York, New York 10286

2. The Bank of New York Mellon
  One Mellon Bank Center
  Pittsburgh, Pennsylvania 15258

  3. BNY Mellon Investment Servicing (US), Inc.
    4400 Computer Drive
    Westborough, Massachusetts 01581

  4. The Dreyfus Corporation
    200 Park Avenue
    New York, New York 10166

  5. The Dreyfus Corporation
    2 Hanson Place
    Brooklyn, New York 11217

Item 34. Management Services

    Not Applicable

Item 35. Undertakings

    None

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it meets all of the requirements of effectiveness of this Amendment to the Registration Statement pursuant to Rule 485(b) under the Securities Act of 1933 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of New York, and State of New York on the 14th of December, 2017.

Dreyfus Investment Funds

BY:	/s/ Bradley J. Skapyak*
Bradley J. Skapyak, PRESIDENT

 Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Bradley J. Skapyak*	President (Principal Executive Officer)	12/14/2017

Bradley J. Skapyak

/s/ James Windels*	Treasurer (Principal Financial and Accounting Officer)	12/14/2017

James Windels

/s/ Joseph S. DiMartino*	Chairman of the Board	12/14/2017

Joseph S. DiMartino

/s/ Kenneth A. Himmel*	Board Member	12/14/2017

Kenneth A. Himmel

/s/ Stephen J. Lockwood*	Board Member	12/14/2017

Stephen J. Lockwood

/s/ Roslyn M. Watson*	Board Member	12/14/2017

Roslyn M. Watson

/s/ Benaree Pratt Wiley*	Board Member	12/14/2017

Benaree Pratt Wiley

/s/ Francine J. Bovich*	Board Member	12/14/2017

Francine J. Bovich
*BY:	/s/ James Bitetto
James Bitetto Attorney-in-Fact

INDEX OF EXHIBITS

Exhibits

(n)(1)  Rule 18f-3 Plan dated December 15, 2017, is filed herewith.